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                                                                     EXHIBIT 5.3



                   [GREENBAUM DOLL & MCDONALD PLLC LETTERHEAD]


                                January 12, 2004



Ardent Health Services LLC
Ardent Health Services, Inc.
One Burton Hills Boulevard, Suite 250
Nashville, Tennessee 37215

         Re:      10% Senior Subordinated Notes due 2013

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-1 (File No. 333-110117) (the "Registration Statement") filed by Ardent Health Services LLC, a Delaware limited liability company (the "Parent"), Ardent Health Services, Inc., a Delaware corporation (the "Issuer"), and the other subsidiaries of the Parent named therein as guarantors (collectively, the "Subsidiary Guarantors") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of up to $225,000,000 principal amount of the Issuer's 10% Senior Subordinated Notes due 2013 (the "Exchange Notes" in the form attached as Exhibit A to the Indenture as defined below) to be issued in an exchange offer for $225,000,000 principal amount of the Issuer's outstanding 10% Senior Subordinated Notes due 2013 (the "Original Notes"). The Original Notes are, and the Exchange Notes will be, guaranteed (the "Guarantee" as set forth in Article 11 of the Indenture as defined below) by the Parent and the Subsidiary Guarantors, including AHS Samaritan Hospital, LLC (the "Guarantor"). Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

         The Original Notes were and the Exchange Notes will be issued pursuant to an Indenture dated as of August 19, 2003 (the "Indenture") among the Issuer, the Parent, the Subsidiary Guarantors and U.S. Bank Trust National Association, N.A., as trustee. The Original Notes were issued and sold on August 19, 2003 to Banc of America Securities LLC, UBS Securities LLC, Banc One Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the initial purchasers thereof (the "Initial Purchasers"), without registration under the Securities Act, and were offered and sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act and in transactions outside the United States in reliance on Regulation S under the Securities Act.

         In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture and the Form of Notation of Guarantee (the "Notation of Guarantee" in the Form attached as Exhibit E to the Indenture) under the Indenture (collectively, the "Loan Documents"). We have also examined and relied upon the Guarantor's Articles of Organization dated October 18, 2001, as amended through July 31, 2003, as shown in the records of the Secretary of State of the Commonwealth of Kentucky, Guarantor's Operating Agreement dated October 18, 2001 and the Certificate of Existence issued by the Secretary of State of Kentucky dated December 11, 2003. We have also examined and relied upon, and

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assumed the accuracy of statements of fact contained in, the Guarantor
Secretary's Certificate dated December 5, 2003 signed by Stephen C. Petrovich, Secretary of Guarantor. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

         Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Guarantor has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Kentucky.

         2. Guarantor has limited liability company power and authority to enter into and perform its obligations under the Indenture and Notation of Guarantee.

         3. The Indenture has been duly authorized and executed and delivered by the Guarantor.

         4. The Notation of Guarantee has been duly authorized by the Guarantor.

         5. The execution, delivery and performance by the Guarantor of the Indenture and the Notation of Guarantee do not and will not violate any existing applicable laws as of the date of this Letter of the State of Kentucky.

         Our opinions are limited by, and are expressly made subject to the following:

         1. We are members of the bar of the State of Kentucky. We note that the Indenture contains provisions that it shall be governed by and construed in accordance with the internal laws of the State of New York and the Notation of Guarantee may also be governed by and construed in accordance with the internal laws of the State of New York.

         2. The opinions rendered in this letter are applicable only to the limited terms so stated. No opinions on any other matters or issues are expressed or furnished herein, including, but not limited to, that no opinions are expressed as to the validity or enforceability of any obligations of the Guarantor under the Indenture, the Notation of Guarantee or any of the other Loan Documents or under any applicable, Federal, State or local government statutes, laws, ordinances or regulations.

         3. This letter is being furnished to you for your benefit and may also be relied upon by Ropes & Gray LLP as if it were addressed to them, for use in connection with the transactions described hereinabove, and is not to be used, circulated, quoted or otherwise referred to for any other purpose.

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         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act or the related Rules promulgated by the Securities and Exchange Commission.

                                    Very truly yours,


                                    GREENEBAUM DOLL & MCDONALD PLLC


                                    By: /s/ Michael L. Ades
                                        ------------------------
                                        Michael L. Ades